Consent of Huddleston & Co., Inc.

     We consent to the incorporation by reference in this Registration Statement of The Coastal Corporation on Form S-8 relating to The Coastal Corporation Thrift Plan of our report under the captions "Business-Gas System Reserves" and "Supplemental Information on Oil and Gas Producing Activities (Unaudited)" appearing in and incorporated by reference in the Annual Report on Form 10-K of The Coastal Corporation for the year ended December 31, 1997, and to the reference to us under the heading "Experts" in this Registration Statement.




HUDDLESTON & CO., INC.

Houston, Texas
January 7, 1999


                                                                    FORM S-8/ 90